Exhibit 10.27

SUPPLEMENTAL EMPLOYMENT TERMS AGREEMENT

This Supplemental Employment Terms Agreement (this “Agreement”) is made by and between              (the “Employee”) and California Micro Devices Corporation, a Delaware corporation (the “Company”) (collectively the “Parties”) effective as of November     , 2006.

BACKGROUND AND RECITALS

A. The Employee is currently employed by the Company as its             .

B. The Employee and the Company have entered into various agreements that affect the terms and conditions of the relationship between the Parties, including without limitation agreements concerning indemnification and intellectual property and the Company’s Employee Handbook and policies concerning such matters as insider trading and communications.

C. The Employee and the Company wish to continue their employment relationship on these terms but wish to enter into this Agreement to re-affirm that their employment relationship is at will, to specify when the Employee is entitled to separation pay should the employment relationship cease, and to provide for acceleration of Employee’s stock options in certain circumstances following an acquisition of the Company..

AGREEMENT

Based upon the facts and premises contained in the above BACKGROUND AND RECITALS and in consideration of the mutual promises below, and intending to be legally bound, the Company and the Employee agree as follows:

1.	Employment.

The Company shall continue to employ the Employee, and the Employee shall continue to serve the Company as             . The Employee’s cash and equity compensation for such services shall not change by virtue of this Agreement, except as provided below in the event Employee’s employment terminates under certain circumstances. The Employee’s employment is “at-will.” This means that either the Employee or the Company may terminate the Employee’s employment at any time, with or without cause and with or without notice.

2.	Effect of Employment Termination.

Employee is a participant in the Company’s Executive Severance Program which entitles Employee to receive certain payments in the event that Employee’s employment is terminated by the Company without “Cause” or Employee resigns for “Good Reason” as such terms are defined in such program. If the Employee’s employment otherwise terminates, then the Company shall have no further payment obligations to the Employee other than the payment of compensation earned though the last day of employment.

3.	Option Acceleration Upon Certain Employment Terminations Following a Change of Control.

If Employee’s Company stock options have been assumed by the successor corporation to the Company in a Change of Control and within the twelve (12) months following a Change of Control (as defined in Exhibit A) the Employee’s employment has ceased in a manner such that Employee has been determined eligible to receive benefits under the Company’s Executive Severance Program, then for purposes only of determining the number of shares as to which each of Employee’s assumed Company stock options are exercisable (vested), Employee’s employment shall be deemed to have terminated              year(s) subsequent to the actual date of employment termination. The terms and conditions of such options, including method of exercise and expiration date, shall govern, unimpacted by this Agreement.

In addition, if the Employee’s employment has ceased in a manner such that Employee has been determined eligible to receive benefits under the Company’s Executive Severance Program after the board of directors has approved either a letter of intent or a term sheet to effect a transaction that would constitute a Change in Control but before the closing of such transaction, and if such closing occurs within four (4) months of such employment termination and if the successor corporation to the Company assumes the Company’s stock options, then the term of Employee’s option will be extended until sixty (60) days after such closing (but not beyond ten (10) years from the grant date). During such time of extension, Employee’s options shall be exercisable only for the incremental shares they would have been exercisable for had Employee’s employment been deemed to have been terminated              year(s) subsequent to the actual date of employment termination.

4.	Term.

This Agreement begins on the Effective Date and continues indefinitely.

5.	Arbitration.

The Parties agree to arbitrate rather than litigate their disputes as provided in Exhibit B.

6.	Miscellaneous.

The Employee and the Company acknowledge and agree that the Company may require an Employee to whom notice of termination is given to leave the Company premises immediately, and may bar the Employee from unescorted access to the Company premises, so as to enable the Company to secure Company and customer records and preserve Company and customer trade secrets and proprietary information.

Upon termination of the Employee’s employment for any reason, the Employee shall be deemed to have resigned voluntarily from all offices and other employment positions held with the Company, if the Employee was serving in any such capacities at the time of termination.

The Employee will cooperate with the Company in the winding up or transferring to other employees of any pending work or projects. The Employee will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company.

Payments and benefits provided under this Agreement may taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

The invalidity or unenforceability of any provision(s) of this Agreement under particular facts and circumstances will not affect the validity or enforceability either of other provisions of this Agreement or, under other facts and circumstances, of such provision(s). In addition, such provision(s) will be reformed to be less restrictive if under such facts and circumstances they would then be valid and enforceable.

Notices shall be given to the parties at its executive office, in the case of the Company, and at the address in the Company’s payroll records for the Employee. Notices shall be in writing and deemed given when received in person or one day after being sent by overnight or four days after being sent by certified mail, return receipt requested. Any party may change its address by giving notice to the other party of a new address in accordance with the foregoing provisions.

Nothing in this Agreement shall limit the right of the officers, the Board of Directors and the shareholders of Company to manage the business affairs of the Company, including, without limitation, matters relating to personnel policies and procedures benefits and conditions of work, or give to the Employee any claim against Company with respect to any decision relating to the conduct of the business of Company, so long as that decision is not made in breach of any of the Company’s express or implied covenants or obligations under this Agreement.

Previous agreements between the Parties that do not conflict with the terms of this Agreement will remain valid and binding between the Parties. However, this Agreement contains a complete statement of the agreements between the Parties with respect to the matters it addresses and it supersedes and replaces any prior understandings or agreements regarding those matters. To the extent that the provisions of any other agreement conflict with or are inconsistent with the provisions of this Agreement, the terms of this Agreement shall govern. This Agreement may be modified or amended only in writing, signed by both Parties.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

The terms and conditions of this Agreement shall inure to the benefit of and shall be binding upon the successor to the Company, including following a Change of Control, and upon the heirs, executors, administrators, and personal representatives of the Employee following Employee’s death. Otherwise, this Agreement may not be assigned by either of the Parties without the prior written consent of the other Party but shall inure to the benefit or and be binding upon any consented-to assignee.

In the event of any arbitration or other legal proceeding, the prevailing party shall recover his or its reasonable attorneys’ fees, except expenses, and costs, excluding arbitration fees.

The Employee hereby authorizes the Company to disclose this Agreement and his responsibilities hereunder to any person or entity, including, without limitation, future employers or clients, and to disclose this Agreement in public filings with the SEC.

AUTHORIZED SIGNATURES

In order to bind themselves to this Supplemental Employment Terms Agreement, the Employee and a duly authorized representative of the Company have signed their names below on the dates indicated.

The Employee		The Company California Micro Devices Corporation

By
	Signature		Signature
Printed Name		Printed Name
Date Executed:	November , 2006	Date Executed:	November , 2006

Exhibit A

Definition CHANGE OF CONTROL shall mean (1) a merger of the Company into or with another entity following which shareholders of the Company do not own a majority of the voting securities of the surviving entity based on their Company shares, (2) a sale of all or over eighty percent (80%) of the assets of the Company following which the Company or shareholders of the Company (based on their Company shares) do not own a majority of the voting securities of the surviving entity, or (3) one or a series of integrated transactions occurring within a twelve-month period which result in one or more third parties acting in concert owning Company shares representing a majority of the votes represented by outstanding Company shares.

Exhibit B

Agreement Regarding Arbitration

This Agreement Regarding Arbitration is executed in conjunction with the Parties execution of an Supplemental Employment Terms Agreement effective as of November 9, 2006, and all terms used herein are as defined in that Agreement. Except as prohibited by law, Parties to this Agreement Regarding Arbitration agrees that, any claim, controversy or legal dispute between them or between the Employee and any officer, director, shareholder, agent or employee of the Company, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration, (a “Dispute”) arising out of the Employee’s employment or termination of such employment or any agreement or contract between the Parties will be resolved through binding arbitration in Santa Clara County, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law. This includes any claims the Employee may make relating to alleged discrimination or harassment during employment based on race, color, national origin, religion, disability, age, gender or sexual orientation, any claims relating to compensation (wages, bonuses, benefits, etc.) and any claims under federal state, or local laws or regulations relating to terms and conditions of employment. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT TO A JURY TRIAL. This Agreement Regarding Arbitration is not intended to modify or limit the remedies available to either Party, including the right to seek interim relief, such as injunction or attachment, through judicial process, which will not be deemed a waiver of the right to demand and obtain arbitration. Any Dispute that is not arbitrated, including any judicial action to enforce this Agreement Regarding Arbitration will be litigated exclusively in federal or California courts located in Santa Clara County, California, and the parties hereby consent and submit to the jurisdiction and venue of such courts.

Employee	California Micro Devices Corporation

By
Signature		Signature

Printed Name		Printed Name and Title